Exhibit 99.1

FINAL 2-26-14

Tronox Reports Fourth Quarter 2013 Financial Results

Fourth Quarter 2013 Highlights:

•	Adjusted EBITDA of $96 million up from $71 million in prior-year quarter and $92 million in prior quarter; adjusted EBITDA margin of 22 percent versus 15 percent prior-year quarter and 19 percent in third and second quarters

•	Mineral Sands segment revenue of $248 million; adjusted EBITDA of $93 million

•	Pigment segment revenue of $277 million; adjusted EBITDA of $9 million; fourth consecutive quarter of significant sequential adjusted EBITDA improvement

•	Board declared quarterly dividend of $0.25 per share payable on March 24, 2014 to shareholders of record of company’s Class A and Class B ordinary shares at close of business on March 10, 2014

Full-Year 2013 Highlights:

•	Revenue of $1,922 million; adjusted EBITDA of $362 million; adjusted EBITDA margin of 19 percent

•	Mineral Sands segment revenue of $1,103 million; adjusted EBITDA of $474 million

•	Pigment segment revenue of $1,169 million; adjusted EBITDA of ($57) million

•	Cash provided by operating activities of $337 million, up from $118 million in 2012

STAMFORD, Conn., (February 26, 2014) – Tronox Limited (NYSE:TROX) today reported fourth quarter 2013 revenue of $436 million compared to $482 million in the fourth quarter 2012 and $491 million in the third quarter 2013. Adjusted EBITDA of $96 million improved from $71 million in the prior-year quarter and $92 million in the prior quarter. Adjusted net loss attributable to Tronox Limited in the fourth quarter was $48 million, or $0.42 per diluted share, versus an adjusted net loss of $45 million, or $0.40 per diluted share, in the year-ago quarter and an adjusted net loss of $55 million, or $0.48 per diluted share, in the prior quarter.

Tom Casey, chairman and CEO of Tronox, said: “Our fourth quarter results provided a solid finish to 2013 and continued to reflect global pigment market conditions that began stabilizing earlier in the year. Our adjusted EBITDA of $96 million improved compared to the prior-year quarter and prior quarter, as did our adjusted EBITDA margin of 22 percent. Pigment sales volumes remained strong and the segment’s adjusted EBITDA contribution of $9 million reflected the fourth consecutive quarter of significant sequential improvement. Mineral Sands’ adjusted EBITDA of $93 million and adjusted EBITDA margin of 38 percent essentially equaled their third quarter performance. Global market conditions in zircon also reflected stability, as sales volumes increased 12 percent and selling prices held constant versus the third quarter.”

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Casey continued: “We delivered strong operating cash flow in 2013 with cash provided by operating activities improving by $219 million, at $337 million, up substantially from $118 million in 2012. We continued our disciplined approach in the pursuit of our goal to become a larger scale, globally cost competitive, fully integrated producer — qualities that we believe are critical to success in the global market we see developing over the next 5-10 years — that of a more consolidated industry where global scale and lowest cost deliver the sustainable advantage. Based on our strong operating cash flow and disciplined approach, we have the ability to pay a quarterly dividend currently yielding more than 4 percent, while at the same time evaluate ways to expand our scale relative to the market. We remain very confident in the long-term value creation potential of our business and are committed to deliver that value to our shareholders.”

Fourth Quarter 2013 Results

Mineral Sands

Mineral Sands segment revenue of $248 million was 22 percent lower than $316 million in the prior-year quarter and up 1 percent versus $245 million in the third quarter 2013. Relative to the prior-year quarter, sales volumes were level and selling prices were 22 percent lower. Compared to the third quarter, sales volumes declined 1 percent while selling prices increased 1 percent. Sales volumes exceeded production volumes in the quarter as inventories were reduced. Revenue from intercompany sales was $119 million in the quarter. Sales to third parties were $129 million, including $80 million of revenue from zircon and pig iron. In the fourth quarter, 78 percent of titanium feedstock revenue was derived from intercompany sales. Zircon sales volumes were 37 percent higher than the year-ago quarter and 12 percent higher than the prior quarter. Zircon selling prices were 28 percent lower than the year-ago quarter and level to the prior quarter.

Mineral Sands segment operating income of $33 million increased 27 percent compared to the prior-year quarter and gross profit margin improved to 17 percent from 10 percent over the same period. Adjusted EBITDA was $93 million and the adjusted EBITDA margin was 38 percent. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross

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profit on sales to the Pigment segment that occurs in consolidation at the company level. In the fourth quarter, $32 million of Mineral Sands gross profit was eliminated in consolidation and $43 million of previously eliminated gross profit was reversed, for a net adjusted EBITDA contribution in consolidation of $11 million.

Tronox has resumed construction at its KZN Sands Fairbreeze Mine in South Africa. Earlier this month, the South African Department of Water Affairs notified Tronox that it had lifted the construction stay during the pending appeal on the company’s main water-use license. This month, the company also received land-use approval from a municipality adjacent to Fairbreeze that would allow mining at the C Extension area of the site, which is scheduled to begin in 2017.

Pigment

Pigment segment revenue of $277 million increased 8 percent versus $256 million in the prior-year quarter driven by a 23 percent sales volumes increase, partially offset by 14 percent lower selling prices and lesser impacts of mix and foreign exchange. Double-digit percent volume gains were realized in all regions compared to the prior-year quarter, and were especially robust in Europe and Asia-Pacific. Selling prices declined 1 percent compared to the prior quarter for the third straight sequential quarter. Sales volumes in the fourth quarter returned to normal seasonal levels, essentially equal to that of the first quarter — the other seasonally lighter quarter — and down 6 percent from the seasonally stronger second and third quarters. Sales volumes exceeded production volumes in the quarter as finished pigment inventories also returned to normal seasonal levels.

Pigment segment operating income of ($26) million improved compared to operating income of ($85) million in the fourth quarter 2012. Pigment segment adjusted EBITDA of $9 million improved compared to adjusted EBITDA of ($58) million in the prior-year quarter. Fourth quarter adjusted EBITDA of $9 million also improved sequentially for the fourth consecutive quarter and compares to adjusted EBITDA of ($3) million in the third quarter. Average feedstock cost reflected in the Pigment segment income statement in the fourth quarter was $1,048 per metric ton, down from $1,188 per metric ton in the third quarter. During the fourth quarter, 100 percent of Pigment segment feedstock purchases were from the Mineral Sands segment at an average cost of $906 per metric ton.

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Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic manufacturing business, was $31 million, level to that in the fourth quarter 2012. The electrolytic business generated adjusted EBITDA of $4 million, which was offset by adjusted EBITDA of ($21) million related to corporate operations for a net adjusted EBITDA in Corporate and Other of ($17) million in the fourth quarter. The Corporate and Other loss from operations of $15 million compares to a $9 million loss from operations in the prior-year quarter and a $20 million loss from operations in the prior quarter.

Consolidated

Selling, general and administrative expenses for the company in the fourth quarter were $50 million, or 11 percent of revenue, versus $32 million, or 7 percent of revenue, in the fourth quarter 2012. Interest and debt expense was $36 million versus $25 million in the year-ago quarter. On December 31, 2013, gross consolidated debt was $2,413 million, and debt, net of cash, was $935 million. For the quarter, capital expenditures were $68 million and depreciation, depletion and amortization was $95 million.

Full Year 2013 Results

For the full year 2013, revenue of $1,922 million increased 5 percent versus $1,832 million in 2012, as volume gains in both Mineral Sands and Pigment segments and the impact of acquired businesses were partially offset by lower selling prices and less favorable mix. Adjusted EBITDA was $362 million compared to adjusted EBITDA of $503 million in the prior year. Adjusted net loss attributable to Tronox Limited was $169 million, or $1.49 per diluted share, versus adjusted net income attributable to Tronox Limited of $202 million, or $1.98 per diluted share, in the prior year.

Mineral Sands

Mineral Sands segment revenue of $1,103 million increased 45 percent, driven primarily by the impact of acquired businesses and higher sales volumes, partially offset by lower selling prices across most product lines. Operating income of $238 million increased 53 percent compared to

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the prior year, driven by the contribution from acquired businesses, higher sales volumes, lower net amortization of purchase price adjustments and favorable currency translation, partially offset by lower selling prices. Mineral Sands’ adjusted EBITDA was $474 million and adjusted EBITDA margin was 43 percent. Mineral Sands segment adjusted EBITDA is calculated before the elimination of gross profit on sales to the Pigment segment that occurs in consolidation at the company level. For the full year 2013, $172 million of Mineral Sands gross profit was eliminated in consolidation and $186 million of previously eliminated gross profit was reversed, for a net adjusted EBITDA contribution in consolidation of $14 million.

Mineral Sands Production and Sales Volume Statistics

Production Volume (Thousands of Metric Tons)

	Full Year 2013	First Half 2013	Second Half 2013	Second Half 2012
CP Titanium Slag	312	163	149	171
Synthetic Rutile	233	109	124	103
Rutile Prime	70	31	39	30
Zircon	183	78	105	75
Pig Iron	213	115	98	113

Sales Volume (Thousands of Metric Tons)

	Full Year 2013	First Half 2013	Second Half 2013	Second Half 2012
CP Titanium Slag	314	159	155	192
Synthetic Rutile	232	112	120	101
Rutile Prime	67	27	40	23
Zircon	236	145	91	53
Pig Iron	220	115	105	127

Pigment

Pigment segment revenue of $1,169 million was 6 percent lower than $1,246 million in the prior year, as higher sales volumes were more than offset by lower selling prices and less favorable mix. Volume gains were achieved in all major regions. Segment operating income of ($179) million in 2013 compared to operating income of $57 million in the prior year. For the full year, Pigment adjusted EBITDA was ($57) million. In 2013, approximately 95 percent of Pigment segment feedstock purchases were from our Mineral Sands segment and beginning in the second quarter of 2013, 100 percent of Pigment feedstock purchases have been from Mineral Sands.

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Corporate and Other

Revenue in Corporate and Other, which includes our electrolytic manufacturing business, of $128 million equaled the revenue of $128 million realized in 2012. The electrolytic business generated adjusted EBITDA of $11 million, which was offset by adjusted EBITDA of ($80) million related to corporate operations for a net adjusted EBITDA in Corporate and Other of ($69) million in 2013. The Corporate and Other loss from operations of $70 million compares to a loss from operations of $139 million in the prior year, primarily due to the absence of one-time fees and expenses associated with the Mineral Sands acquisition incurred in the prior year.

Consolidated

Selling, general and administrative expenses for the company were $187 million, or 10 percent of revenue, versus $239 million, or 13 percent of revenue, in 2012. Interest and debt expense was $130 million versus $65 million in the prior year, primarily the result of higher debt levels. On December 31, 2013, gross consolidated debt was $2,413 million, and debt, net of cash, was $935 million. For the year, capital expenditures were $172 million and depreciation, depletion and amortization was $333 million.

Fourth Quarter 2013 Conference Call and Webcast

Internet Broadcast: http://www.tronox.com/

Dial-in telephone numbers:

U.S. / Canada: (877) 831-3840

International: (253) 237-1184

Conference ID: 45257272

Conference Call Presentation Slides: will be used during the conference call and are available on our website at http://www.tronox.com/

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Webcast Conference Call Replay: available via the Internet and telephone beginning on February 27, 2014, at 11:30am ET (New York), until March 4, 2014

Internet Replay: www.tronox.com

Dial-in telephone numbers:

U.S. / Canada: (855) 859-2056

International: (404) 537-3406

Conference ID: 45257272

About Tronox

Tronox is a global leader in the production and marketing of mineral sands, titanium dioxide pigment and electrolytic products. Through the integration of its pigment and mineral sands businesses, the company provides its customers a dependable supply of brightening solutions for a variety of end uses. For more information, visit http://www.tronox.com.

Explore how Tronox’s fully integrated strategy is reshaping the industry. Learn more about Tronox’s bold vision.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intended,” “expect,” and “anticipate” and include statements about expectations for future results including revenues. The forward-looking statements involve risks that may affect the company’s operations, markets, products, services, prices and other risk factors discussed in the company’s filings with the Securities and Exchange Commission (SEC), including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012. Significant risks and uncertainties may relate to, but are not limited to, our ability to integrate the recently acquired mineral sands business including achieving the expected cost savings; financial, economic, competitive, environmental, political, legal regulatory and technological factors including, our access to unrestricted cash, compliance with

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our bank facility covenants, the price of our shares, general market conditions, our customers potentially reducing their demand for our products due to, among other things, the economic downturn, more competitive pricing from our competitors, increased supply from our competitors; operating efficiencies and other benefits expected. Unless otherwise required by applicable laws, the company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Use of Non-U.S. GAAP Financial Information

To provide investors and others with additional information regarding Tronox Limited’s operating results, we have disclosed in this press release certain non-U.S. GAAP financial measures, including Adjusted EBITDA. These non-U.S. GAAP financial measures are a supplement to, and not a substitute for or superior to, the company’s results presented in accordance with U.S. GAAP. The non-U.S. GAAP financial measures presented by the company may be different than non-U.S. GAAP financial measures presented by other companies. The non-U.S. GAAP financial measures are provided to enhance the user’s overall understanding of the company’s operating performance. Specifically, the company believes the non-U.S. GAAP information provides useful measures to investors regarding the company’s financial performance by excluding certain costs and expenses that the company believes are not indicative of its core operating results. The presentation of these non-U.S. GAAP financial measures are not meant to be considered in isolation or as a substitute for results or guidance prepared and presented in accordance with U.S. GAAP. A reconciliation of the non-U.S. GAAP financial measures to U.S. GAAP results is included herein.

Management believes these non-U.S. GAAP financial measures:

•	Reflect Tronox Limited’s ongoing business in a manner that allows for meaningful period-to-period comparison and analysis of trends in its business, as they exclude income and expense that are not reflective of ongoing operating results;

•	Provide useful information to investors and others in understanding and evaluating Tronox Limited’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods;

•	Provide additional view of the operating performance of the company by adding interest expenses, taxes, depreciation, depletion and amortization to the net income. Further adjustments due to purchase price accounting and stock-based compensation charges attempt to exclude items that are either non-cash or non-recurring in nature;

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•	Enable investors to assess the company’s compliance with financial covenants under its debt instruments. Certain debt instruments have financial covenants that use Adjusted EBITDA as part of their compliance measures, e.g., consolidated leverage ratio, which is a ratio of indebtedness to consolidated Adjusted EBITDA; and consolidated interest coverage ratio which is a ratio of consolidated Adjusted EBITDA to interest expenses; and

•	In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to measures of our financial performance as determined in accordance with U.S. GAAP, such as net income (loss). Because other companies may calculate EBITDA and Adjusted EBITDA differently than Tronox, EBITDA may not be, and Adjusted EBITDA as presented in this release is not, comparable to similarly titled measures reported by other companies

Segment Information

The company has two reportable operating segments, Mineral Sands and Pigment. The Mineral Sands segment includes the exploration, mining and beneficiation of mineral sands deposits, as well as heavy mineral production. These operations produce titanium feedstock, including ilmenite, chloride slag, slag fines, synthetic rutile and natural rutile, as well as co-products pig iron and zircon. The Pigment segment primarily produces and markets TiO2, and has production facilities in the United States, Australia and the Netherlands. The company’s Corporate and Other operations are comprised of corporate activities, electrolytic manufacturing and marketing operations and businesses that are no longer in operation; all are located in the United States.

Segment performance is evaluated based on segment income/(loss) from operations, which represents the results of segment operations before unallocated costs, such as general corporate expenses not identified to a specific segment, environmental provisions, net of reimbursements, related to sites no longer in operation, interest expense, other income (expense) and income tax expense or benefit.

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Media Contact: Bud Grebey

Direct: 203.705.3721

Investor Contact: Brennen Arndt

Direct: 203.705.3722

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TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Sales	$436	$482	$1,922	$1,832
Cost of goods sold	382	543	1,732	1,568

Gross Profit	54	(61)	190	264
Selling, general, and administrative expenses	(50)	(32)	(187)	(239)

Income (Loss) from Operations	4	(93)	3	25
Interest and debt expense	(36)	(25)	(130)	(65)
Gain on bargain purchase	—	—	—	1,055
Other income (expense)	48	(3)	66	(7)

Income (Loss) before Income Taxes	16	(121)	(61)	1,008
Income tax benefit (provision)	(19)	25	(29)	125

Net Income (Loss)	(3)	(96)	(90)	1,133
Net income (loss) attributable to noncontrolling interest	4	(3)	36	(1)

Net Income (Loss) attributable to Tronox Limited	$(7)	$(93)	$(126)	$1,134

Earnings (Loss) per share, Basic and Diluted:
Basic	$(0.06)	$(0.84)	$(1.11)	$11.37
Diluted	$(0.06)	$(0.84)	$(1.11)	$11.10
Weighted Average Shares Outstanding (in thousands):
Basic	113,497	113,254	113,416	98,985
Diluted	113,497	113,254	113,416	101,406
Other Operating Data:
Capital expenditures	$68	$75	$172	$166
Depreciation and amortization expense	$95	$88	$333	$211

TRONOX LIMITED

SCHEDULE OF ADJUSTED EARNINGS (NON-U.S. GAAP)*

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Sales	$436	$482	$1,922	$1,832
Cost of goods sold	396	476	1,764	1,416

Gross Profit	40	6	158	416
Selling, general, and administrative expenses	(50)	(32)	(187)	(146)

Adjusted Income (Loss) from Operations	(10)	(26)	(29)	270
Interest and debt expense	(36)	(25)	(130)	(65)
Other income (expense)	14	(3)	42	(7)

Adjusted Income (Loss) before Income Taxes	(32)	(54)	(117)	198
Income tax benefit (provision)	(15)	6	(20)	3

Adjusted Net Income (Loss)	(47)	(48)	(137)	201
Income (loss) attributable to noncontrolling interest	1	(3)	32	(1)

Adjusted Net Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)*	$(48)	$(45)	$(169)	$202

Diluted adjusted after-tax Income (Loss) per share, attributable to Tronox Limited Shareholders	$(0.42)	$(0.40)	$(1.49)	$1.98

Weighted average number of shares used in diluted adjusted after-tax Income (Loss) per share (in thousands)	113,497	113,254	113,416	101,406

*	The Company believes that the non-U.S. GAAP financial measure “Adjusted after-tax Income (Loss) Attributable to Tronox Limited Shareholders” and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. Adjusted earnings excludes the effects of liquidation of subsidiaries and the effects related to the acquisition of the mineral sands business including certain tax related adjustments. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Additionally, the above schedule is presented in a format which reflects the manner in which we manage our business and is not in accordance with U.S. GAAP.

TRONOX LIMITED

RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

RECONCILIATION OF NET INCOME

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (U.S. GAAP)

TO ADJUSTED AFTER-TAX INCOME (LOSS)

ATTRIBUTABLE TO TRONOX LIMITED SHAREHOLDERS (NON-U.S. GAAP)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Tronox Limited Shareholders (U.S. GAAP)	$(7)	$(93)	$(126)	$1,134
Nonoperating litigation and environmental income (a)	—	—	—	(1)
Acquisition related income and expense (b)	(14)	67	(32)	(830)
Nonoperating one-time stock compensation charges (c)	—	—	—	21
Net gain on liquidation of non-operating subsidiaries	(34)	—	(24)	—
Tax and noncontrolling impact of reorganization and acquisition related items (d)	7	(19)	13	(55)
Tax adjustment (e)	—	—	—	(67)

Adjusted Net Income (Loss) attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(48)	$(45)	$(169)	$202

Diluted earnings per common share attributable to Tronox Limited Shareholders (U.S. GAAP)	$(0.06)	$(0.82)	$(1.11)	$11.10
Nonoperating litigation and environmental income, per diluted share	—	—	—	(0.01)
Acquisition related income and expense, per diluted share	(0.12)	0.59	(0.28)	(8.12)
Nonoperating one-time stock compensation charges, per diluted share	—	—	—	0.21
Net gain on liquidation of non-operating subsidiaries, per diluted share	(0.30)	—	(0.21)	—
Tax effect of reorganization and acquisition related items, per diluted share	0.06	(0.17)	0.11	(0.54)
Tax adjustments, per diluted share	—	—	—	(0.66)

Diluted adjusted Net Income (Loss) per share attributable to Tronox Limited Shareholders (Non-U.S. GAAP)	$(0.42)	$(0.40)	$(1.49)	$1.98

Weighted average number of shares used in diluted adjusted after-tax income (loss) per share computations (in thousands)	113,497	113,254	113,416	101,406

(a)	For the year ended December 31, 2012 the amount represents settlements with various insurers related to costs incurred by the company prior to bankruptcy.
(b)	One-time non-operating items and the effects of the acquisition of the mineral sands business.
(c)	Represents only the portion of stock compensation that was accelerated by the consummation of the acquisition.
(d)	Represents the tax and noncontrolling impact on items referenced in notes (b) and (c).
(e)	For the year ended December 31, 2012, the tax adjustment relates to the effect of a step-up in basis of fixed assets for tax purposes.

TRONOX LIMITED

SEGMENT INFORMATION

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Sales
Mineral Sands Segment	$248	$316	$1,103	$760
Pigment Segment	277	256	1,169	1,246
Corporate and Other	31	31	128	128
Eliminations	(120)	(121)	(478)	(302)

Net Sales	$436	$482	$1,922	$1,832

Income from Operations
Mineral Sands Segment	$33	$26	$238	$156
Pigment Segment	(26)	(85)	(179)	57
Corporate and Other	(15)	(9)	(70)	(139)
Eliminations	12	(25)	14	(49)

Income (Loss) from Operations	4	(93)	3	25
Interest and debt expense	(36)	(25)	(130)	(65)
Gain on bargain purchase	—	—	—	1,055
Other income (expense)	48	(3)	66	(7)

Income (Loss) before Income Taxes	16	(121)	(61)	1,008
Income tax benefit (provision)	(19)	25	(29)	125

Net Income (Loss)	(3)	(96)	(90)	1,133
Income (loss) attributable to noncontrolling interest	4	(3)	36	(1)

Net Income (Loss) attributable to Tronox Limited	$(7)	$(93)	$(126)	$1,134

TRONOX LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Millions of U.S. dollars, except share and per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$1,478	$716
Accounts receivable, net of allowance for doubtful accounts	308	391
Inventories	759	914
Prepaid and other assets	61	38
Deferred tax assets	47	114

Total Current Assets	2,653	2,173
Noncurrent Assets
Property, plant and equipment, net	1,258	1,423
Mineral leaseholds, net	1,216	1,439
Intangible assets, net	300	326
Long-term deferred tax assets	192	91
Other long-term assets, net	80	59

Total Assets	$5,699	$5,511

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$164	$189
Accrued liabilities	146	209
Short-term debt	—	30
Long-term debt due within one year	18	10
Income taxes payable	28	24
Deferred tax liabilities	7	5

Total Current Liabilities	363	467
Noncurrent Liabilities
Long-term debt	2,395	1,605
Pension and postretirement healthcare benefits	148	176
Asset retirement obligation	90	106
Long-term deferred tax liabilities	204	222
Other long-term liabilities	62	53

Total Liabilities	3,262	2,629

Contingencies and Commitments
Shareholders’ Equity
Tronox Limited Class A ordinary shares, par value $0.01 — 64,046,647 shares issued and 62,349,618 shares outstanding at December 31, 2013 and 63,394,298 shares issued and 62,103,989 shares outstanding at December 31, 2012	1	1
Tronox Limited Class B ordinary shares, par value $0.01 — 51,154,280 shares issued and outstanding at December 31, 2013 and 2012	—	—
Capital in excess of par value	1,448	1,429
Retained earnings	1,073	1,314
Accumulated other comprehensive loss	(284)	(95)

Total Shareholders’ Equity	2,238	2,649
Noncontrolling interest	199	233

Total Equity	2,437	2,882

Total Liabilities and Equity	$5,699	$5,511

TRONOX LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(Millions of U.S. dollars)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net income (loss)	$(90)	$1,133
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	333	211
Deferred income taxes	33	(162)
Share-based compensation expense	17	32
Amortization of deferred debt issuance costs and discount on debt	9	10
Pension and postretirement healthcare benefit expense	9	6
Gain on bargain purchase	—	(1,055)
Other noncash items affecting net income (loss)	(57)	201
Contributions to employee pension and postretirement plans	(6)	(31)
Changes in assets and liabilities (net of effects of acquisition):
(Increase) decrease in accounts receivable	58	83
(Increase) decrease in inventories	75	(222)
(Increase) decrease in prepaid and other assets	(17)	16
Increase (decrease) in accounts payable and accrued liabilities	(11)	(107)
Increase (decrease) in income taxes payable	(25)	2
Other, net	9	1

Cash provided by operating activities	337	118

Cash Flows from Investing Activities:
Capital expenditures	(172)	(166)
Proceeds from the sale of assets	1	—
Net cash received in acquisition of minerals sands business	—	114

Cash used in investing activities	(171)	(52)

Cash Flows from Financing Activities:
Reductions of debt	(189)	(585)
Proceeds from borrowings	945	1,707
Debt issuance costs and commitment fees	(29)	(38)
Dividends paid	(115)	(61)
Proceeds from the exercise of warrants and options	2	1
Merger consideration	—	(193)
Class A ordinary share repurchases	—	(326)
Class A ordinary shares purchased for the Employee Participation Program	—	(15)

Cash provided by financing activities	614	490

Effects of Exchange Rate Changes on Cash and Cash Equivalents	(18)	6

Net Increase in Cash and Cash Equivalents	762	562
Cash and Cash Equivalents at Beginning of Period	716	154

Cash and Cash Equivalents at End of Period	$1,478	$716

TRONOX LIMITED

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA (NON-U.S. GAAP)

(UNAUDITED)

(Millions of U.S. dollars)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net Income (Loss)	$(3)	$(96)	$(90)	$1,133
Interest and debt expense, net of interest income	33	24	122	63
Income tax provision (benefit)	19	(25)	29	(125)
Depreciation, depletion and amortization expense	95	88	333	211

EBITDA	144	(9)	394	1,282
Share-based compensation	1	2	17	32
Amortization of inventory step-up and unfavorable ore sales contracts liability	(14)	67	(32)	152
Net gain on liquidation of non-operating subsidiaries	(34)	—	(24)	—
Gain on bargain purchase	—	—	—	(1,055)
Transaction and financial statement restatement costs (a)	—	—	—	73
Unrealized and intercompany foreign currency remeasurement	(5)	5	(20)	6
Other items (b)	4	6	27	13

Adjusted EBITDA	$96	$71	$362	$503

(a)	During 2012, transaction costs consist of costs associated with the acquisition of the mineral sands business, including banker fees, legal and professional fees, as well as costs associated with the preparation and amending of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Transaction and costs associated with the integration of the mineral sands business that occurred after the closing of the Transaction.
(b)	Includes noncash pension and postretirement costs, accretion expense, severance expense, asset write-offs, and other non-recurring items.